Exhibit 10.9

FIRST AMENDMENT TO THE
TEXAS EASTERN PRODUCTS PIPELINE COMPANY
RETENTION INCENTIVE COMPENSATION PLAN

WHEREAS, Texas Eastern Products Pipeline Company, LLC (“TEPPCO”) maintains the Texas Eastern Products Pipeline Company Retention Incentive Compensation Plan (the “Plan”); and

WHEREAS, the Plan has been in operational compliance with Section 409A and the applicable regulatory guidance thereunder; and

WHEREAS, TEPPCO has determined that the Plan should be amended to be in documentary compliance with Section 409A and the applicable regulatory guidance thereunder; and

WHEREAS, the transition rules of Section 409A provide that TEPPCO has the right to amend the Plan until December 31, 2008 in order to remain in compliance with Section 409A; and

WHEREAS, Section XII of the Plan grants the Board the right to amend the Plan from time to time.

NOW THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth below, effective November 3, 2008:

1.            Section VII of the Plan is hereby amended in its entirety, to read as follows:

“VII. CREDIT AND REDEMPTION OF PHANTOM UNITS AND LIMITATIONS

A.
Phantom Units awarded to a Participant shall be credited to a Participant’s Phantom Unit Account as of the credit date (also called Vesting Date) set forth in the Award Agreement or Phantom Unit Award Certificate and redemption and payment shall automatically occur within 60 days following the date of credit in accordance with such terms and conditions as the Committee shall prescribe.

B.
Any Phantom Units that have been awarded, but not credited, to a Participant’s Account shall be deemed forfeited as of the date of the Participant’s retirement or termination of employment for any reason except termination of employment due to death or disability (as defined in Section 409A of the Code and applicable regulatory guidance).

C.
Notwithstanding anything to the contrary herein, if the Committee, in its sole discretion, determines that the Participant has an unforeseeable emergency as defined in Treasury Regulation Section 1.409A-3(i)(3) and meets all the conditions as set forth therein, then it shall accelerate the crediting of Phantom Units to the Participant’s Phantom Unit Account and redemption and payment shall occur within 60 days after the occurrence of the unforeseeable emergency. The Committee’s decision as to the determination of an unforeseeable emergency under this paragraph shall be conclusive.

D.
The cash value of each Phantom Unit will be based on the Market Value of a Limited Partnership Unit as of the date of credit (also called Vesting Date). The Committee shall establish the necessary procedures for redemption of Phantom Units.  Redemption and cash payments under this Plan shall be made no later than 60 days following the credit date of the Phantom Units. Cash payment shall be made to the Participant; provided however, payment upon the death of a Participant shall be made to the Participant’s surviving spouse, or if no surviving spouse exists, to his or her estate or legal representative.

E.
Specified Employee Limitation.  Notwithstanding any provisions in the Plan or Award Agreement to the contrary, to the extent that the Participant is a “specified employee” (as defined in Section 409A of the Code and applicable regulatory guidance), and any stock or units of TEPPCO (or of any entity that together with TEPPCO is treated as a single employer under Section 414(b) or (c) of the Code), is publicly traded on an established securities market or otherwise, no distribution or payment that is subject to Section 409A of the Code shall be made hereunder on account of a Participant’s “separation from service” (as defined in Section 409A of the Code and applicable regulatory guidance) before the date that it the first day of the month that occurs six months after the date of the Participant’s separation from service (or earlier, the date of death of the Participant or any other date permitted under Section 409A of the Code and applicable regulatory guidance) Any such payments shall be aggregated and paid in a lump sum, without interest.”

2.           Section VIII of the Plan is hereby amended in its entirety, to read as follows:

“VIII. QUARTERLY DISTRIBUTIONS

A.
As of each quarterly distribution date, and no later than 60 days after each quarterly distribution date, TEPPCO shall pay to each Participant, if he or she is then an Eligible Employee and has not had a termination of employment, an amount equal to the product of:

1.
the total number of Phantom Units awarded (whether or not then credited to the Participant’s Phantom Unit Account) to a Participant less the total number of Phantom Units redeemed and paid before the distribution record date, multiplied by

2.	the distribution paid with respect to a Limited Partnership Unit for such quarter.

 Distribution Equivalents shall be treated separately from the rights to other amounts awarded under the Plan for purposes of designating the time and form of payments under the Plan.”

IN WITNESS WHEREOF, TEPPCO has executed this Amendment in its corporate name the 3rd day of November, 2008.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
 ATTEST:

By: /s/ JERRY E. THOMPSON
Jerry E. Thompson
President & Chief Executive Officer